Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors Evans Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-160262, No. 333-181018, No. 333-188164, and No. 333-231605) on Form S-8 and (No. 333-166264 and No. 333-230819) on Form S-3 of Evans Bancorp, Inc. of our reports dated March 12, 2020, with respect to the consolidated balance sheets of Evans Bancorp, Inc. as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Evans Bancorp, Inc.

/s/ KPMG LLP

Buffalo, New York
March 12, 2020